Exhibit 10.2

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential.

Double asterisks denote omissions.

First Amendment to Option and License Agreement

This First Amendment to Option and License Agreement (this “Amendment”) is entered into and made effective as of September 30, 2024 (the “Amendment Effective Date”) by and between (i) Voyager Therapeutics, Inc., a Delaware corporation having its principal place of business at 75 Hayden Avenue, Lexington, MA 02421 (“Voyager”), and (ii) AstraZeneca Ireland Limited, a limited company incorporated in Ireland, with its registered office at [**] (“Alexion”). Voyager and Alexion are referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used in this Amendment that are not otherwise defined herein shall have the meanings set forth in the Agreement (as defined below).

Recitals

WHEREAS, Voyager and Pfizer Inc., a Delaware corporation (“Pfizer”) entered into that certain Option and License Agreement, effective as of October 1, 2021 (the “Agreement”), pursuant to which Voyager provides Pfizer with access to certain Capsids (as defined in the Agreement) discovered by Voyager and with an option to license such Capsids in connection with certain gene targets;

WHEREAS, (i) Pfizer assigned the Agreement to Alexion Pharma International Operations Limited (“APIO”), and APIO assumed the Agreement, in connection with the closing of that certain definitive purchase and license agreement dated July 28, 2023 by and between Pfizer and Alexion, and (ii) APIO subsequently assigned the Agreement to its Affiliate, AstraZeneca Ireland Limited, which assumed the Agreement as assignee;

WHEREAS, in accordance with Section 11.7 of the Agreement, Pfizer provided notice to Voyager of such assignment and assumption of the Agreement pursuant to a written notice dated October 12, 2023;

WHEREAS, under the Agreement, Pfizer (i) exercised its Option with respect to the CNS Capsid during the Option Period and (ii) did not exercise its Option with respect to the Cardiology Capsid during the Option Period; and

WHEREAS, Alexion desires to extend the Research Term for the CNS Capsid, and the Parties have agreed to amend the Agreement in accordance with Section 11.11 thereof.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Amendment of the Agreement

The Parties hereby agree that the Agreement is amended as set forth below, effective as of the Amendment Effective Date.

Exhibit 10.2

1.1	Amended Definitions. Section 1.82 and Section 1.103 and of the Agreement are hereby deleted in its entirety and is replaced with the following:
1.82	“Pfizer” means AstraZeneca Ireland Limited, a limited company incorporated in Ireland, with its registered office at [**].
1.103

“Research Term” means, (i) for any TRACER Capsid Candidate designed to target the central nervous system, the period commencing on the Effective Date and ending on April 1, 2025, and (ii) for the Cardiology Capsid, the period commencing on the Effective Date and ending on the first (1st) anniversary of the Effective Date.

References in the Agreement to Pfizer shall be deemed references to Alexion (as assignee).

1.2	Amendment of Section 11.7 (Notices): Section 11.7 of the Agreement is hereby amended, replaced and superseded by the following as of the Amendment Effective Date:
11.7

Notices. Any notice or request required or permitted to be given under or in connection with this Agreement will be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to Voyager:Voyager Therapeutics, Inc.

Attention: Chief Executive Officer

75 Hayden Avenue, Lexington, MA 02421

Copy to (which copy will not constitute notice):

Voyager Therapeutics, Inc.

Attention: Chief Legal Officer

75 Hayden Ave, Lexington, MA 02421

Email: [**]

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street, Boston, MA 02109

Attention:Brian A. Johnson, Esq.

Sarah T. Hogan, Esq.

Email:brian.johnson@wilmerhale.com

sarah.hogan@wilmerhale.com

If to Alexion:AstraZeneca Ireland Limited

[**]

Attention: [**]

Email: [**]

With a copy to:Alexion, AstraZeneca Rare Disease Legal

Exhibit 10.2

[**]

If delivered personally, the date of delivery will be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery will be deemed to be the next Business Day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery will be deemed to be the third (3rd) Business Day after such notice or request was deposited with the U.S. Postal Service.

1.2	Capsid Substitution During Research Term; Reporting. The Parties acknowledge and agree that during the Research Term, pursuant to the terms and conditions of Section 2.3 and Section 2.5 of the Agreement (without limiting the terms of Sections 2.3 and Section 2.5 except as amended by this Amendment), (i) Alexion may conduct additional Evaluation of TRACER Capsid Candidates that are CNS Capsids during the Research Term, and (ii) Alexion may elect to substitute any TRACER Capsid Candidate for any Licensed Capsid during the Research Term by providing written notice to Voyager in accordance with Section 11.7 of the Agreement, identifying the Substitute Capsid and the specific Pfizer Transgene for which the Substitute Capsid will replace the previously designated Licensed Capsid. Alexion will provide to Voyager written reports summarizing all results (including the Pfizer Evaluation Data) of the Evaluation conducted by Alexion during the Research Term; provided that Alexion, in its sole discretion, may choose to redact, mask, or not provide any information related to a Pfizer Transgene or Manufacturing, in each case, pursuant to Section 2.3.2 of the Agreement, and Alexion will provide the foregoing results within thirty (30) days following the completion of the Research Term.
1.3	No Further Options. The Parties acknowledge and agree that Pfizer’s rights to exercise the Option set forth in Section 2.4 have been exercised or expired as of the Amendment Effective Date, and accordingly no further Option rights exist under the Agreement as of the Amendment Effective Date. For clarity, an Option does not include the substitution rights under Section 2.5, which continue to apply as set forth herein.
2.Miscellaneous
2.1	Scope. This Amendment supersedes all proposals, negotiations, conversations and/or discussions between or among Parties relating to the subject matter of this Amendment and all past dealing or industry custom. This Amendment shall be integrated in and form part of the Agreement effective as of the Amendment Effective Date. Except for the foregoing modifications, the Agreement is hereby ratified and confirmed in accordance with its original terms.
2.2	Counterparts. This Amendment may be executed in one or more counterparts, each of which will be an original and all of which together will constitute one instrument.

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Exhibit 10.2

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the Amendment Effective Date.

VOYAGER THERAPEUTICS, INC.

By:	/s/ Alfred W. Sandrock, Jr., M.D., Ph.D.

Name: Alfred W. Sandrock, Jr., M.D., Ph.D.

Title:  President and CEO

ASTRAZENECA IRELAND LIMITED

By: /s/ Becky Jorgenson

Name: Becky Jorgenson

Title: Director

[Signature page to First Amendment to Option and License Agreement]